                                    EXHIBIT 5
                                  LEGAL OPINION

                               The Law Offices of
                         Hamilton, Lehrer & Dargan P.A.
                      555 South Federal Highway, Suite 270
                            Boca Raton, Florida 33432
                                  (561)416-8956
                            ------------------------
                            Facsimile: (561)416-2855

February 16, 2001

Board of Directors
c/o David Hancock
2015 Bird Creek Terrace, Suite 101
Temple Texas 76502

Re:      Shares to be Registered on Form SB-2 (the "Shares")

Dear Mr. Hancock:

We have acted as counsel for COMMUNICATENOW.COM INC., a Delaware corporation
(the "Company"), and certain of its shareholders (the "Selling Shareholders") in connection with the registration of the Shares described in the prospectus of the Company dated February 16, 2001 (the "Prospectus"), contained in the
Registration Statement on Form SB-2 of the Company.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a)      Articles of Incorporation of the Company, as amended to date;
(b)      By-laws of the Company, as amended to date;
(c)      Certificates from the Secretary of State of the State of Delaware, dated as of a recent  date,  stating  that the  Company is duly incorporated and in good standing in the State of Delaware;
(d)      Share Certificates of  the Company;
(e)      The Registration Statement and all exhibits thereto;
(f)      Questionnaires completed and signed by all officers and directors of the Company.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration
Statement.

The authorized capital stock of the Company consists of 100,000,000 shares of
Common Stock, with a par value of $.0001 per share, of which there are outstanding 22,998,820(including the Shares). The Company is not authorized to issue Preferred Stock. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the
Company.

I hereby consent to the use of this opinion as an exhibit to the prospectus and the Registration Statement and as contained in the Registration Statement itself, specifically Item 13. In giving this consent, I do not hereby admit that
I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

                                  Very truly yours,

                                  /s/ Brenda Hamilton
                                  -------------------
                                   Brenda Hamilton,Esq.
                                   For the Firm